Exhibit 99.1

Farmington Hills, MI - June 25, 1998 - Data Systems Network Corporation (OTC.BB: "DSYSE") announced today that counsel for the Nasdaq Stock Market, Inc. (NASD) informed the Company late on June 24, 1998 of a Nasdaq Listing Qualification Panel determination to delist the Company's stock, effective at the close of business that day. Company officials said NASD stated that Data Systems failed to comply with filing requirements set forth in the NASD's Marketplace Rules 4310(c)(14). The Company had been listed on The Nasdaq Small Cap Market.

The Panel conducted a hearing on May 28, 1998, with officials of Data Systems present, concerning the Company's failure to file both its Form 10-K for the fiscal year 1997 ended December 31, 1997, by March 31, 1998, and its Form 10-Q for the quarterly period ended March 31, 1998, by April 15, 1998.

Both documents were filed by the Company on June 17, 1998. The audit opinion contained in the 1997 Form 10-K was qualified as to scope by the Company's auditors.

Correspondence received by the Company from the NASD stated that the Panel was of the opinion that the qualified audit opinion for the fiscal year ended December 31, 1997 did not satisfy the filing requirement set forth in NASD Marketplace Rule 4310(c)(14). The Panel was also of the opinion that the restatements of the 1995 and 1996 financial statements would not be completed within a reasonable period of time. Finally, the Panel noted that the Company was not in compliance with net tangible assets requirement as reported in the March 31, 1998 Form 10-Q.

The Panel notified Data Systems that the NASDAQ Listing and Hearing Review Council could, on its own motion, determine to review any Panel decision within 45 calendar days after issuance of yesterday's written decision and could in review of that decision, affirm, modify, reverse, dismiss or remand the decision to a Panel. The Company also has the right to request in writing that the Review Council review the Panel's decision within 15 days of issuance.

Michael Grieves, President, CEO and Chairman of Data Systems Network Corporation, said that the Company would evaluate trading alternatives such as over-the-counter and bulletin board postings while working to comply with requirements for re-listing.

Data Systems Network Corporation, through its 20 offices and more than 260 employees, provides computer network services and products that enable the control of complex distributed computing environments and allow companies to capitalize on the inherent investments in technology and people. The Company provides a wide range of network integration services including installation, consultation, technical support and training. It also provides specialized services in network management, application development, document management systems and Year 2000 consulting.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created hereby. Statements in this release that are not strictly historical are "forward looking" statements which are subject to risk and uncertainty. Investors are cautioned that all "forward looking" statements contained herein may not be reasonable and assumptions could be inaccurate, and should not be construed, considered or assumed as guarantees. The inclusion of such information should not be regarded as a representation or guarantee by the Company, or any other person, that the objectives and plans, stated herein, will be achieved. Unknown factors could cause actual results to differ as well as other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including its most recent 10K and 10Q filings.